Exhibit 10.2

STOCK PURCHASE AGREEMENT

By and Among
Universal HealthCare Company LLC,
an Indiana limited liability company,
In-House Pharmacies, Inc.,
a California corporation,
and
Jon R. Kurtin and Ralph M. Defay

Dated April 27, 2007

TABLE OF CONTENTS

ARTICLE I DEFINITIONS; CONSTRUCTION		1
1.1	Definitions	1
1.2	Construction	6

ARTICLE II PURCHASE AND SALE		6
2.1	Purchase and Sale of Shares	6
2.2	Purchase Price	6
2.3	Working Capital Adjustment	7

ARTICLE III THE CLOSING		9
3.1	Closing	9
3.2	Closing Deliveries of Purchaser	9
3.3	Closing Deliveries of the Shareholders	10

ARTICLE IV SHAREHOLDERS’ REPRESENTATIONS AND WARRANTIES		11
4.1	Organization	11
4.2	Authorization	11
4.3	Validity; Binding Effect	11
4.4	Noncontravention	12
4.5	Capital Structure	12
4.6	Financial Statements	12
4.7	Title to and Sufficiency of Assets	13
4.8	Tax Matters	14
4.9	Litigation; Claims	14
4.10	Legal Compliance	15
4.11	Environmental Laws and Regulations	17
4.12	Permits	17
4.13	Material Contracts	17
4.14	Labor and Employment Matters	19
4.15	Employee Benefits	19
4.16	Intellectual Property	20
4.17	Affiliate Transactions	20
4.18	Broker’s Fees	20
4.19	Warranty	20
4.20	Customers; Suppliers	20

ARTICLE V PURCHASER’S REPRESENTATIONS AND WARRANTIES		21
5.1	Organization of Purchaser	21
5.2	Authorization	21
5.3	Validity; Binding Effect	21
5.4	Noncontravention	21
5.5	Broker’s Fees	21
5.6	Financing	21

ARTICLE VI COVENANTS PENDING CLOSING		22

i

6.1	General	22
6.2	Notices and Consents	22
6.3	Due Diligence	22
6.4	The Company’s Operation of Business Prior to Closing	22
6.5	Governmental Permits and Approvals and Third Party Consent	s 23
6.6	Press Releases	23
6.7	Update to Schedules	23
6.8	Certain Actions	23
6.9	No Solicitation	24

ARTICLE VII CONDITIONS PRECEDENT		24
7.1	The Purchaser’s Conditions Precedent	24
7.2	The Shareholders’ Conditions Precedent	25

ARTICLE VIII INDEMNIFICATION		25
8.1	Indemnification by the Shareholders	25
8.2	Indemnification by Purchaser	26
8.3	Limitations on Indemnity	26
8.4	Third Party Claims	27

ARTICLE IX ADDITIONAL COVENANTS		27
9.1	General	27

ARTICLE X TERMINATION		28
10.1	Termination Events	28
10.2	Effect of Termination	28

ARTICLE XI MISCELLANEOUS		29
11.1	Assignment	29
11.2	Notices	29
11.3	Expenses; Attorneys’ Fees	30
11.4	Governing Law; Forum	31
11.5	Partial Invalidity	31
11.6	Execution in Counterparts; Facsimile Signatures	31
11.7	Entire Agreement; Amendments and Waivers	31
11.9	No Third Party Beneficiary	32

ii

Exhibits
Exhibit A	Working Capital Calculation Procedures
Exhibit B	Form of Employment Agreement – Schneider
Exhibit C	Form of Consulting Agreement – Kurtin
Exhibit D	Form of Consulting Agreement – Defay
Exhibit E	Promissory Note
Exhibit F	[Intentionally Omitted]
Exhibit G	Employee Bonuses

Schedules

Schedule 4.1(a)	Foreign Qualifications
Schedule 4.1(b)	Company Locations
Schedule 4.4	Noncontravention
Schedule 4.5	Capitalization
Schedule 4.6(a)	Financial Statements
Schedule 4.6(c)	Undisclosed Liabilities
Schedule 4.6(d)	Material Changes
Schedule 4.6(e)	Accounts Receivable
Schedule 4.7(a)	Real Property/Leaseholds
Schedule 4.7(b)	Permitted Liens
Schedule 4.9	Litigation; Claims
Schedule 4.10(b)	Shareholder Medicare/Medicaid Reimbursement
Schedule 4.10(d)	Medicare/Medicaid Reports
Schedule 4.10(e)	Company Records
Schedule 4.10(f)	Health Care Compliance Matters
Schedule 4.11	Environmental Matters
Schedule 4.12	Permits
Schedule 4.13	Material Contracts
Schedule 4.14	Labor and Employment Matters
Schedule 4.15	Employee Benefits
Schedule 4.16	Intellectual Property
Schedule 4.17	Affiliate Transactions
Schedule 4.18	Broker’s Fees
Schedule 4.19	Warranties
Schedule 4.21(a)	Customers
Schedule 4.21(b)	Suppliers

iii

STOCK PURCHASE AGREEMENT
     THIS AGREEMENT (this “Agreement”), entered into as of April 27, 2007, by and among Universal HealthCare Company LLC, an Indiana limited liability company (“Purchaser”), In-House Pharmacies, Inc., a California corporation (the “Company”), and Jon R. Kurtin and Ralph M. Defay (collectively, the “Shareholders”),
WITNESSETH THAT:
     WHEREAS, the Shareholders collectively own all of the issued and outstanding capital Stock of the Company; and
     WHEREAS, the Company desires to issue to Purchaser and Purchaser desires to purchase from the Company all of the New Stock; and
     WHEREAS, the Shareholders desire to sell to Purchaser and Purchaser desires to purchase from the Shareholders all of the Stock, all on the terms and subject to the conditions set forth in this Agreement;
     NOW, THEREFORE, in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS; CONSTRUCTION
     1.1 Definitions. All initially-capitalized terms used in this Agreement shall have the meanings given to such terms in this Section 1.1 below:
     “AAA” has the meaning ascribed to it in Section 11.4(b).
     “Accounts Receivable” has the meaning ascribed to it in Section 4.6(e).
     “Acquisition Transactions” has the meaning ascribed to it in Section 6.9.
     “Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.
     “Agreement” has the meaning ascribed to it in the introductory paragraph hereof.
     “Balance Sheet” has the meaning ascribed to it in Section 4.6(a).
     “Base Working Capital” means the sum of Four Million Six Hundred Thousand ($4,600,000).

     “Benefit Plans” has the meaning ascribed to it in Section 4.15.
     “Business Day” means a day other than a Saturday or Sunday or a government or bank holiday on which banks generally are closed in the State of Indiana.
     “Closing” has the meaning ascribed to it in Section 3.1.
     “Closing Date” means the date on which the Closing actually occurs.
     “Closing Date Balance Sheet” has the meaning ascribed to it in Section 2.3(a)(i).
     “Closing Date Working Capital” has the meaning ascribed to it in Section 2.3(a)(ii).
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Company” has the meaning ascribed to it in the introductory paragraph of this Agreement.
     “Consulting Agreements” has the meaning ascribed to it in Section 3.2(d).
     “Current Assets” has the meaning ascribed to it in Section 2.3(a)(ii).
     “Current Liabilities” has the meaning ascribed to it in Section 2.3(a)(ii).
     “Customers” has the meaning ascribed to it in Section 4.21(a).
     “Deposit Amount” means Three Hundred Thousand Dollars ($300,000).
     “Dispute Notice” has the meaning ascribed to it in Section 2.3(b).
     “Dispute Period” has the meaning ascribed to it in Section 2.3(b).
     “Employment Agreement” has the meaning ascribed to it in Section 3.2(c).
     “Environmental Laws” means all Laws concerning pollution or protection of the environment, including, without limitation, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any Hazardous Material.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” means any member of a controlled group of corporations under Section 414(b) of the Code of which the Company is or was a member, and any trade or business (whether or not incorporated) that is or was under common control with the Company under

Section 414(c) of the Code, and all other entities which together with the Company are or were prior to the date hereof treated as a single employer under Section 414(m) or 414(o) of the Code.
     “Financial Statements” has the meaning ascribed to it in Section 4.6(a).
     “GAAP” means generally accepted accounting principles in the United States of America, consistently applied.
     “GLB” has the meaning ascribed to it in Section 4.10(g).
     “Hazardous Activity” means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, release, storage, transfer, transportation, treatment or use of Hazardous Material in, on, under about or from any of the real estate owned, used or leased by the Company or any part thereof and any other act, business, operation or thing that violates any Environmental Law, or increases the danger, or risk of danger, or poses an unreasonable risk of harm, to Persons or property.
     “Hazardous Material” means any substance, material or waste which is be regulated by any governmental authority, including any material, substance or waste defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” contaminant,” toxic waste” or “toxic substance” under any provision of Environmental Law, including lead paint, petroleum, petroleum products, asbestos, presumed asbestos-containing material or asbestos-containing material, urea formaldehyde and polychlorinated biphenyls, except such material, substance or waste which may be contained in prescription pharmaceuticals.
     “HIPAA” has the meaning ascribed to it in Section 4.10(g).
     “Indebtedness” means any and all liabilities and obligations of the Company outstanding immediately prior to the Effective Time (i) for the repayment of borrowed money (whether owed to lenders, affiliates or any other Person), including amounts owed in respect of principal, interest, fees, charges, premiums and prepayment penalties, and (ii) for Pre-Closing Company Transaction Expenses.
     “Indemnified Person” has the meaning ascribed to it in Section 8.4(a).
     “Indemnifying Person” has the meaning ascribed to it in Section 8.4(a).
     “Independent Accountants” means a recognized accounting firm, that is mutually agreeable to Buyer and Seller and that neither Buyer nor Seller has previously engaged for any services.
     “Intellectual Property” has the meaning ascribed to it in Section 4.16.
     “Intellectual Property Agreement” has the meaning ascribed to it in Section 3.2(e).

     “IRS” means the Internal Revenue Service.
     “Labor and Employment Laws” means all Laws relating to employment, employment practices, terms and conditions of employment, equal opportunity, nondiscrimination, immigration, wages, hours, benefits and collective bargaining, the payment of social security and similar taxes, unemployment compensation, workers compensation and occupational safety and health.
     “Laws” means all laws, statutes, rules, regulations, ordinances, codes, bulletins, opinions, decisions, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder of federal, state, local and foreign governments (and all agencies thereof).
     “Liens” means any and all liens, security interests, mortgages, easements, restrictions, encumbrances, pledges, conditional sales contracts, or other similar conflicting ownership or security interest in favor of any Person.
     “Losses” has the meaning ascribed to it in Section 8.1.
     “Management” means David Schneider, Steve Kelso and Philip Curtis.
     “Material Adverse Effect” means any material and adverse effect on the business, operations, properties, assets, liabilities, prospects or condition (financial or otherwise) of the Company.
     “Material Contracts” has the meaning ascribed to it in Section 4.13.
     “Medicare Laws” means any and all Laws applicable to reimbursement by Medicare, Medicaid or any other governmental healthcare program for services or items rendered by the Company, including all federal and state laws relating to the referral of patients to the Company’s business.
     “Multiemployer Plan” means a plan as defined in ERISA Section 4001(a)(3) to which the Company or any ERISA Affiliate of the Company is making or accruing an obligation to make contributions or has preceding the date hereof made or accrued an obligation to make contributions.
     “New Stock” means 71 shares of Company stock issued to Purchaser by Company, with an agreed upon value of $16,515.50 per share.
     “Note” has the meaning ascribed to in in Section 2.2(b).
     “Notice” has the meaning ascribed to it in Section 11.2.
     “Notice Party” has the meaning ascribed to it in Section 11.2.
     “Order” has the meaning ascribed to it in Section 4.9.

     “Payors” has the meaning ascribed to it in Section 4.10(d).
     “Pension Plan” means an employee pension benefit plan, as defined in ERISA Section 3(2), other than a Multiemployer Plan, which is covered by Title IV of ERISA and which either (i) is maintained by the Company and/or any ERISA Affiliate of the Company for employees of such Person, or (ii) has at any time preceding the date hereof been maintained by the Company and/or any ERISA Affiliate of the Company for employees of such Person.
     “Permits” has the meaning ascribed to such term in Section 4.12.
     “Person” means an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture, company or other entity or any governmental authority.
     “PHI” has the meaning ascribed to it in Section 4.10(g).
     “Position Statement” has the meaning ascribed to it in Section 2.3(e).
     “Post-Closing Delivery” has the meaning ascribed to it in Section 2.3(a).
     “Pre-Closing Company Transaction Expenses” means any and all fees and expenses incident to the transactions contemplated by this Agreement and which are incurred by or are for the account of the Company and/or the Shareholders, including, without limitation, fees and expenses payable to their representatives (including any accountants, attorneys’, advisors, broker’s or finder’s fees), in respect of services performed on or before the Closing Date, whether or not such expenses have accrued or have been billed or become due prior to Closing and all amounts payable by the Company and/or the Shareholders to consultants or others arising out of or relating to the transactions contemplated by this Agreement.
     “Purchaser” has the meaning ascribed to it in the introductory paragraph of this Agreement.
     “Reports” has the meaning ascribed to it in Section 4.10(d).
     “Resolution Period” has the meaning ascribed to it in Section 2.3(d).
     “Restrictions” means any and all Liens, restrictions, restrictions on transfer, options, pledges, voting agreements, rights of first refusal, tag-along, co-sale or other rights, claims, charges or encumbrances of any kind or nature whatsoever, other than restrictions on the transfer of unregistered stock pursuant to state and/or federal securities laws.
     “Required Permits” has the meaning ascribed to it in Section 6.5.
     “Shareholders” has the meaning ascribed to it in the introductory paragraph of this Agreement.

     “Stock” has the meaning ascribed to it in Section 4.5.
     “Suppliers” has the meaning ascribed to it in Section 4.21(b).
     “Termination Date” means May 16, 2007.
     “Third-Party Claim” has the meaning ascribed to it in Section 8.4(a).
     “Updated Schedules and Materials” has the meaning ascribed to it in Section 6.7.
     “Working Capital” means the sum of cash on hand plus accounts receivable that are not more than 90 days old plus the book value of inventory saleable in the ordinary course of business minus current liabilities calculated in accordance with Exhibit A.
     1.2 Construction.
          (a) The meanings of terms defined herein are equally applicable to the singular and plural of such defined terms.
          (b) The headings of articles and sections to this Agreement are provided for convenience only and will not affect the construction or interpretation hereof.
          (c) This Agreement and all Exhibits and Schedules hereto are a result of negotiations among the parties hereto. Accordingly, neither this Agreement nor any Exhibit or Schedule hereto shall be construed against any party hereto because of its or its counsel’s involvement in its preparation.
          (d) Any disclosure under one of the Schedules to this Agreement shall be deemed disclosed in any other relevant Schedule to this Agreement if the disclosure under one Schedule is reasonably sufficient on its face without further inquiry to inform Parent and Merger Sub of the information required to be disclosed in respect of such other Schedule or Schedules to avoid a misrepresentation under the relevant counterpart Section of this Agreement.
ARTICLE II
PURCHASE AND SALE
     2.1 Purchase and Sale of Shares. Subject to and upon the terms and conditions set forth in this Agreement, (a) the Company shall sell and issue the New Stock to Purchaser free and clear of any and all Restrictions, (b) each of the Shareholders will sell, transfer, convey, assign and deliver the Stock to Purchaser free and clear of any and all Restrictions, and (c) Purchaser will purchase, at the Closing hereunder, the New Stock and the issued and outstanding shares of the Stock.
     2.2 Purchase Price.

     (a) Subject to the terms and conditions set forth in this Agreement and in consideration of the sale, transfer, conveyance, assignment and delivery of the Stock by the Shareholders to Purchaser, and in reliance upon the representations and warranties made herein by the Shareholders, Purchaser will pay to the Shareholders an aggregate purchase price of Sixteen Million Six Hundred Fifty-Four Thousand Eight Hundred Dollars ($16,654,800), payable to the Shareholders as follows:
(i)	Fifteen Million Six Hundred Sixty-Eight Thousand Four Dollars ($15,668,400) minus the Deposit Amount in immediately available funds due at Closing;

(ii)	Nine Hundred Eighty Six Thousand Four Hundred Dollars ($986,400) by delivery of the Subordinated Promissory Note, substantially in the form attached hereto as Exhibit E (the “Note”); and

(iii)	the working capital adjustment, if any, pursuant to Section 2.3 below.
     (b) Subject to the terms and conditions set forth in this Agreement and in consideration of the issuance, sale, transfer, conveyance, assignment and delivery of the New Stock by the Company to Purchaser, Purchaser will pay to the Company an aggregate purchase price of One Million One Hundred Seventy Two Thousand Six Hundred Dollars ($1,172,600) in immediately available funds due at the Closing.
     (c) The Deposit Amount shall be deposited with Shareholder’s counsel, Blanchard, Krasner & French, PC, in LaJolla, California on the date hereof and shall be administered by Shareholder’s counsel in accordance with the excrow instruction letter executed as of the date hereof.
     2.3 Working Capital Adjustment.
          (a) Within sixty (60) days after the Closing Date, Purchaser shall prepare and deliver to Shareholders (such delivery, the “Post-Closing Delivery”): a calculation of the Working Capital of Company as of the close of business on the Closing Date (the “Closing Date Working Capital”).
          (b) The Shareholders (acting jointly) shall have thirty (30) days from the date Purchaser makes the Post-Closing Delivery (such period, the “Dispute Period”) to notify Purchaser, in writing, as to whether the Shareholders agree or disagree with the calculations set forth on the Post-Closing Delivery (such written notice, the “Dispute Notice”). During the Dispute Period, the Shareholders shall be permitted to review (during regular business hours and upon reasonable prior notice) the working papers of Purchaser and (where applicable) the Purchaser’s accountants (and any other pertinent documents reasonably required by the Shareholders) relating to the matters set forth in the Post-Closing Delivery.
          (c) If the Shareholders (acting jointly) fail to deliver a Dispute Notice to Purchaser during the Dispute Period, (i) the Closing Date Balance Sheet as prepared by

Purchaser shall be deemed to have been correctly prepared, and (ii) Purchaser’s calculation of Closing Date Working Capital shall be deemed to be final and correct and shall be binding upon each of the parties hereto.
          (d) If the Shareholders (acting jointly) deliver a Dispute Notice to Purchaser during the Dispute Period, the Shareholders (acting jointly) and Purchaser shall, for a period of forty-five (45) days from the date the Dispute Notice is delivered to Purchaser (such period, the “Resolution Period”), use their respective reasonable best efforts to amicably resolve the items in dispute. Any items so resolved by the parties shall be deemed to be final and correct as so resolved and shall be binding upon each of the parties hereto.
          (e) If the Shareholders (acting jointly) and Purchaser are unable to resolve all of the items in dispute during the Resolution Period, then either the Shareholders (acting jointly) or Purchaser may refer the items remaining in dispute to Independent Accountants. The Shareholders (acting jointly) and Purchaser shall each submit an affidavit to the other evidencing no conflict with the selected accounting firm, and such firm shall so certify to the Shareholders and Purchaser that no conflicts exist. Such referral shall be made to the Independent Accountants in writing not later than thirty (30) days after the end of the Resolution Period, copies of which shall concurrently be delivered to the non-referring parties hereto. The referring party shall furnish the Independent Accountants, at the time of such referral, with the Post-Closing Delivery and the Dispute Notice. The parties shall also furnish the Independent Accountants with such other information and documents as the Independent Accountants may reasonably request in order for them to resolve the items in dispute. The Shareholders (acting jointly) and Purchaser shall each also, within ten (10) days of the date the items in dispute are referred to the Independent Accountants, provide the Independent Accountants with a written notice (a “Position Statement”) describing in reasonable detail their respective positions on the items in dispute (copies of which will concurrently be delivered to the other party hereto). If any party fails to timely deliver its Position Statement to the Independent Accountants, the Independent Accountants shall resolve the items in dispute solely upon the basis of the information otherwise provided to them. The Independent Accountants shall resolve all disputed items in a written determination to be delivered to the Shareholders and Purchaser within forty-five (45) days after such matter is referred to them; provided, however, that any delay in delivering such determination shall not invalidate such determination or deprive the Independent Accountants of jurisdiction to resolve the items in dispute. The decision of the Independent Accountants as to the items in dispute shall be final and binding upon the parties hereto and shall not be subject to judicial review. The fees and expenses of the Independent Accountants incurred in the resolution of any items in dispute shall be reasonably determined by the Independent Accountants and set forth in their report and shall be allocated and paid by the Shareholders (jointly) and Purchaser in inverse proportion to the extent they prevailed on the items in dispute.
          (f) Within five (5) business days after the final determination of the Closing Date Balance Sheet and the calculation of Closing Date Working Capital (whether through failure of Shareholders to timely deliver a Dispute Notice, agreement of the parties, or determination of the Independent Accountants),

          (i) if Closing Date Working Capital is less than the Base Working Capital, Mr. Kurtin shall pay Purchaser 50% of the difference and Mr. Defay shall pay Purchaser 50% of the difference; or
          (ii) if the amount of cash included in Closing Date Working Capital is less than One Hundred Thousand Dollars ($100,000), Mr. Kurtin shall pay Purchaser 50% of the difference and Mr. Defay shall pay Purchaser 50% of the difference; or
          (iii) if Closing Date Working Capital is more than the Base Working Capital and the amount of cash included in Closing Date Working Capital is greater than One Hundred Thousand Dollars, Purchaser shall pay Shareholders the difference up to the amount of cash in excess of $100,000.
          (g) Unless otherwise agreed to in writing by Purchaser and the Shareholders, all payments under Section 2.3(f) above shall be made by wire transfer of immediately available funds to an account or accounts designated in writing by the Shareholders or Purchaser, as appropriate, which designation shall be made by the party receiving such payment no later than one (1) business day prior to the payment date.
          (h) If Purchaser fails to timely deliver the Post-Closing Delivery or if during the Resolution Period the dispute described in the Dispute Notice is not resolved and Purchaser fails to timely refer the dispute to the Independent Accountants, Purchaser shall not be entitled to any adjustment under this Section 2.3.
ARTICLE III
THE CLOSING
     3.1 Closing. The closing of the sale and purchase of the Stock (the “Closing”) shall take place electronically at or about 1:00 p.m. Eastern Standard Time on May 16, 2007, through the offices of Purchaser’s counsel, Sommer Barnard PC, in Indianapolis, Indiana and Shareholder’s counsel, Blanchard, Krasner & French, PC, in LaJolla, California, or at such other time, date or place as agreed to by the parties hereto.
     3.2 Closing Deliveries of Purchaser. At the Closing, in addition to any other documents specifically required to be delivered pursuant to this Agreement, Purchaser shall deliver to the Shareholders:
     (a) the immediately available funds as required by Sections 2.2(a) above;
     (b) the Note, duly executed by Purchaser;
     (c) a counterpart to an Employment and Non-Competition Agreement with David Schneider, in the form attached hereto as Exhibit B (the “Employment Agreement”);
     (d) counterparts to Consulting Agreements with Jon R. Kurtin and Ralph M. Defay, in the forms attached hereto as Exhibits C and D, respectively (the “Consulting Agreements”);

     (e) a counterpart to a retention bonus letter for each of the employees listed on Exhibit G, duly executed by the Purchaser (the “Bonus Retention Letters”);
     (f) certificate of the Secretary or Assistant Secretary of Purchaser, dated as of the date hereof, certifying (i) the resolutions duly adopted by the manager and sole member of Purchaser authorizing and approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and (ii) that such resolutions have not been rescinded or modified and remain in full force and effect as of the Closing Date; and
     (g) a certificate to be dated as of the Closing Date, certifying that Purchaser performed and complied with all the terms, provisions and conditions of this Agreement to be performed and complied with by it prior to Closing and that its representations and warranties contained herein are true in all respects as of the date of this Agreement and as of the Closing Date.
     3.3 Closing Deliveries of the Shareholders. At the Closing, in addition to any other documents specifically required to be delivered pursuant to this Agreement, the Shareholders shall deliver to Purchaser the following:
     (a) certificates representing all of the Stock, endorsed to Purchaser or in blank by an effective endorsement sufficient to give Purchaser “control” of the Stock for purposes of Section 303 of Article 8 of the Uniform Commercial Code and free and clear of all Restrictions;
     (b) counterparts to the Employment Agreement and the Consulting Agreements, duly executed by Messrs. Schneider, Kurtin and Defay (as appropriate);
     (c) [intentionally omitted]
     (d) a certificate of the Secretary or Assistant Secretary of the Company, dated as of the date hereof, certifying (i) the resolutions duly adopted by the Board of Directors of the Company authorizing and approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, (ii) that such resolutions have not been rescinded or modified and remain in full force and effect as of the Closing Date, and (iii) the Articles of Incorporation of the Company, as amended and in effect on the date hereof;
     (e) a certificate of the Shareholders to be dated as of the Closing Date, certifying that the Shareholders and the Company have performed and complied with all the terms, provisions and conditions of this Agreement to be performed and complied with by them prior to Closing and that their representations and warranties contained herein are true in all respects as of the date of this Agreement and as of the Closing Date;
     (f) the original minute books, stock ledgers and corporate seal (if any) of the Company; and

     (g) evidence of the payment in full and satisfaction of all Indebtedness.
     3.4 Closing Deliveries of the Company. At the Closing, the Company shall deliver to Purchaser a certificate or certificates representing the New Stock duly executed and issued by the Company, subject to any applicable securities law legends.
ARTICLE IV
SHAREHOLDERS’ REPRESENTATIONS AND WARRANTIES
     The Shareholders, severally but not jointly, represent and warrant to Purchaser as follows:
     4.1 Organization.
          (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Schedule 4.1(a) contains a true, accurate and complete list of each jurisdiction in which the Company is qualified to do business as a foreign corporation. The Company is duly qualified to do business as a foreign corporation and is in good standing under the Laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.
          (b) The Company has full corporate power and authority to own or use its properties and assets and carry on its business activities as now conducted. Schedule 4.1(b) lists the addresses of all locations at which the Company conducts its business.
          (c) Complete and accurate copies of the Articles of Incorporation, By-Laws, minute books and stock transfer books of the Company have been delivered to Purchaser. The minute books of the Company fairly and accurately reflect all material actions of the Board of Directors and the shareholders of the Company. The stock transfer books of the Company are correct, complete and current, and, to the extent applicable, all documentary and stock transfer tax stamps required in connection with the issuance and transfer of shares of the Company’s stock have been duly paid, affixed or canceled.
     4.2 Authorization. The Company and each Shareholder has full power and authority to execute and deliver this Agreement and to perform his or its respective obligations hereunder. The execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of the Company and each Shareholder.
     4.3 Validity; Binding Effect. This Agreement has been duly and validly executed and delivered by the Company and each Shareholder. This Agreement constitutes a valid and legally binding obligation of the Company and each Shareholder, enforceable against the Company and each Shareholder in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency and similar laws and/or by principals of equity.

     4.4 Noncontravention. Except as set forth in Schedule 4.4, the execution, delivery and performance of this Agreement by the Company and each Shareholder, the consummation by the Company and each Shareholder of the transactions contemplated hereby, and the compliance by the Company and each Shareholder with or fulfillment by the Company and each Shareholder of the terms and provisions hereof or of any other agreement or instrument contemplated hereby, do not and shall not (a) conflict with or result in a breach of any of the provisions of the constituent documents of the Company, (b) contravene any Order which affects or binds either of the Shareholders, the Stock, the Company or any of its properties, (c) to the knowledge of Shareholders and Management, contravene any Law which affects or binds either of the Shareholders, the Stock, the Company or any of its properties; or (d) conflict with, contravene or constitute a default or breach of or under, or require the consent of any third party under any Material Contract or any contract or agreement to which either Shareholder is a party or by which either of them or the Stock is bound.
     4.5 Capital Structure.
          (a) The authorized capital stock of the Company consists of One Hundred Thousand (100,000) authorized common shares consisting of Fifty Thousand (50,000) Class A Common shares with no par value and Fifty Thousand (50,000) Class B Common shares with no par value, of which Nine Hundred (900) Class A Common and One Hundred Twenty (120) Class B Common shares have been duly and validly issued, are fully-paid and non-assessable, and all of which are owned, beneficially and of record, by the Shareholders as described on Schedule 4.5 (collectively, the “Stock”), free and clear of any and all Restrictions.
          (b) Other than as described on Schedule 4.5, there are no issued and/or outstanding equity securities of the Company, or securities convertible into or exchangeable or exercisable for equity securities of the Company, and there are no outstanding options, warrants, rights, contracts, commitments, understandings or arrangements by which the Company or any other Person is bound to issue, repurchase or otherwise acquire or retire any equity securities of the Company. There are no voting trusts, proxies or any other agreements or understandings with respect to the voting of any equity securities of the Company.
          (c) No equity or other securities of the Company (including the common shares described on Schedule 4.5), were issued in violation of any Law.
          (d) The Company does not own, or have any right, option or obligation to acquire, any equity securities of any other Person.
     4.6 Financial Statements.
          (a) Attached hereto as Schedule 4.6(a) are true, accurate and complete copies of the following: the unaudited balance sheet of the Company as of January 31, 2007 (the “Balance Sheet”) and the related unaudited statements of operations and comprehensive income, shareholder’s equity, and cash flows for the fiscal year then ended (collectively, the “Financial Statements”).

          (b) The Financial Statements (i) fairly present, in all material respects, the operating results, the financial condition, changes in shareholder’s equity and cash flow of the Company on the dates and for the periods indicated, (ii) are correct and complete in all material respects, (iii) are consistent with the books and records of the Company (which books and records are correct and complete), and (iv) were prepared in accordance with cash basis accounting, rather than GAAP.
          (c) The Company has no liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise) except for (x) liabilities or obligations reflected or reserved against in the Balance Sheet, (y) immaterial liabilities or obligations incurred since the date of the Balance Sheet in the ordinary course of business, and (z) liabilities or obligations set forth in the Material Contracts or Schedule 4.6(c).
          (d) Except as set forth on Schedule 4.6(d), since the date of the Balance Sheet, (i) there has not been any material adverse change in the business, operations, assets, prospects, or condition of the Company, and to the knowledge of the Shareholders no event has occurred or circumstance exists that could reasonably be expected to result in such a change, (ii) the Company has operated only in the ordinary course, (iii) no party has accelerated, terminated, modified or cancelled any material agreement, contract, lease or license to which the Company is a party or by which the Company is bound, and (iv) the Company has not experienced any material damage, destruction or loss (whether or not covered by insurance) to any of its material assets.
          (e) All accounts receivable of the Company as of January 31, 2007 are set forth on Schedule 4.6(e) (collectively, the “Accounts Receivable”) and represent (i) valid obligations arising from sales actually made or services actually performed in the ordinary course of business, (ii) rebates owed to the Company by vendors, and (iii) loans made to employees of the Company. To the knowledge of Shareholders, there is no contest, claim, or right of set-off, other than returns in the ordinary course of business, under any agreement with any obligor of an Account Receivable relating to the amount or validity of such Account Receivable.
          (f) To the knowledge of Shareholders, all inventory of the Company, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Balance Sheet or in the accounting records of the Company as of the Closing Date, as the case may be. All inventories not written off are reflected in the Balance Sheet at cost. The quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable in the present circumstances of the Company.
     4.7 Title to and Sufficiency of Assets.
          (a) Schedule 4.7(a) contains a complete and accurate list of all real property leased or otherwise occupied by the Company. The Company does not own any real property. The Company owns all the properties and assets (whether tangible or intangible) that it purports to own, including all of the properties and assets reflected in the Balance Sheet (except for assets held under capitalized leases and personal property sold since the date of the Balance Sheet in the ordinary course of business), and all of the properties and assets purchased or otherwise acquired by the Company since the date of the Balance Sheet (except for personal property acquired and sold since the date of the Balance sheet in the ordinary course of business).
          (b) Except as set forth in Schedule 4.7(b), all of the properties and assets reflected in the Balance Sheet are owned by the Company free and clear of any and all Liens and are not, in the case of real property, subject to any rights of way, building use restrictions, exceptions, variances, reservations or limitations of any nature except, (i) liens for current taxes not yet due, (ii) minor imperfections of title, none of which is substantial in amount, materially detracts from the value or impairs the use of the property subject thereto, or impairs the operations of the Company, (iii) zoning laws and other land use restrictions that do not impair the present or anticipated use of the property subject thereto, and (iv) terms of lease and license agreements.
          (c) The building, plants, structures, equipment and other assets of the Company are sufficient for the continued conduct of the Company’s business after the Closing in substantially the same manner as conducted prior to the Closing.
     4.8 Tax Matters. The Company has filed or caused to be filed all tax returns, and all reports with respect to taxes, required to have been filed by or with respect to the Company prior to the date hereof. To the knowledge of the Shareholders, all such tax returns or reports were true, accurate, correct and complete in all material respects. The Company is not the beneficiary of any extension of time within which to file any tax return or report. To the knowledge of the Shareholders, the Company has paid, caused to be paid or the Shareholders will cause to be paid all taxes, penalties and interest required to have been paid by the Company on or before their respective due dates. The Company has withheld, deducted, collected and paid all taxes required to have been withheld, deducted, collected and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party by the Company. The Company has not waived any statute of limitations in respect of taxes or agreed to any extension of time with respect to a tax assessment or deficiency. No claim has ever been made by a governmental authority in a jurisdiction where tax returns by the Company have not been filed that the Company is or may be subject to taxation by such jurisdiction. To the knowledge of the Shareholders, there are no Liens on any of the Company’s assets or properties that arose in connection with any failure (or alleged failure) to pay any tax. No tax return of the Company has been audited or is currently under audit or examination. There is no tax sharing agreement, tax allocation agreement, tax indemnity obligation or similar written or unwritten agreement, arrangement, understanding or practice with respect to taxes (including any advance pricing agreement, closing agreement or other arrangement relating to taxes) that will require any payment by the Company. The Company is not now and has never been an S-corporation as defined in Code Section 1361.
     4.9 Litigation; Claims. Except as set forth in Schedule 4.9, the Company is not (a) subject to any outstanding injunction, judgment, order, decree, ruling or charge of any governmental authority or arbitrator (collectively, an “Order”), nor (b) a party or, to the knowledge of the Shareholders, threatened to be made a party to any action, suit, proceeding, hearing, audit or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator or governmental agency or entity having regulatory authority over the Company. Except as set forth on Schedule 4.9, the Company has not been audited, examined or otherwise reviewed by any governmental agency or entity, or federal, state or local authorities during the current or past three (3) fiscal years. No matter described in Schedule 4.9 could reasonably be expected to have a material adverse effect on the business, condition, operations or prospects of the Company.
     4.10 Legal Compliance. To the knowledge of the Shareholders and Management,
          (a) The Company has complied in all material respects with all applicable Laws, including all Medicare Laws, Environmental Laws and all Labor and Employment Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been delivered to or filed or commenced against the Company alleging any failure so to comply. To the knowledge of the Shareholders, no event has occurred or circumstance exists that (with or without notice or lapse of time) may constitute or result in a violation by the Company, or a failure on the part of the Company to comply with, any Law, other than violations that may result from a change of control of the Company due to the transactions contemplated by this Agreement.
          (b) Except as set forth on Schedule 4.10(b), neither the Shareholders nor any former holders of any shares of the capital stock of the Company nor any of their Affiliates has ordered, referred, or requested, directly or indirectly, any items or services from the Company that are subject or entitled to reimbursement in whole or in part by Medicare, Medicaid or any other state or federal government reimbursement program.
          (c) Without limiting the generality of the foregoing, the Company is in material compliance with all conditions and standards for participation in the Medicare and Medicaid programs and is eligible for participation in Medicare and Medicaid programs. The Company is not operating any aspect of its business under or subject to a plan of correction or corporate integrity agreement with a governmental agency or entity. The Company is currently receiving and is entitled to continue to receive Medicare and Medicaid reimbursement payments, except to the extent the Company is not entitled to continue receiving Medicare and Medicaid payments as a result of a change of control due to the transactions contemplated in this Agreement.
          (d) The Company has duly and timely filed all reports and other items required to be filed prior to the Closing Date (the “Reports”) with any reimbursement program or third party payor (including, without limitation, Medicare, Medicaid, medically indigent assistance, Blue Cross, Blue Shield, any health maintenance, preferred provider, independent practice or other healthcare providers or payors) (collectively, the “Payors”) and has timely paid all amounts due to such Payors. Except as set forth in Schedule 4.10(d), (i) the Company has not requested an extension of time in which to file any of the Reports, (ii) the Company is not delinquent in the payment of any amount due to any Payors, (iii) there are no pending or threatened audits, claims, assessments, adjustments, challenges or notices from any governmental agency or entity or Payors with regard to any of the Reports or any reimbursements or payments that the Company received from the government agency or entity or Payors, (iv) the Company has not executed any waivers or extension of the statute of limitations for the collection or assessment of any amount due under or in connection with any Report or to any government agency or entity or Payors, and (v) the Company is not liable for any amounts owed to any Payor or governmental agency or entity, nor subject to any contractual adjustments, fines or penalties.
          (e) Except as set forth on Schedule 4.10(e), the Company has correctly maintained all records required to be maintained by the Food and Drug Administration, Drug Enforcement Agency, State Boards of Pharmacy, Social Security Administration, Health Care Financing Administration, the Center for Medicare and Medicaid Services, state regulatory agencies and the Medicare and Medicaid programs.
          (f) To the knowledge of the Shareholders, without limiting the generality of the foregoing, the Company has not given or received in violation of any Law any payments or any other remuneration, either directly or indirectly, overtly or covertly, in cash or in kind, in return for receiving or making referrals for the furnishing or arranging for the furnishing of any item or service, or in return for purchasing, leasing, ordering, or arranging for or recommending purchasing, leasing, or ordering any good, facility, service or item in violation of 42 U.S.C. §1320a 7a and 1320a 7b, commonly known as the “Anti Kickback Statute.” In addition, the Company has not accepted any referral for the provision of any designated health service, or submitted a claim for payment to Medicare or Medicaid for the provision of such services, in violation of 42 U.S.C. §1395nn, commonly known as the “Stark Act” or “Stark II.” With respect to any compliance concerns found to be substantiated, the Company has taken appropriate corrective action and made all appropriate reports to all applicable governmental agencies or entities, and each such corrective action and appropriate report is listed and disclosed in Schedule 4.10(f).
          (g) Without limiting the generality of the foregoing, to the extent applicable to the Company, the Company, in its ordinary business operation, has complied and is currently in compliance with the requirements of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) and its implementing regulations and with the requirements of all applicable state regulations implementing Title V of the Gramm-Leach-Bliley Act (“GLB”) that are applicable to the Company’s relationship with any Business Associate (as such term is defined in HIPAA and/or GLB). To the extent that the Company has access to Protected Health Information (as such term is defined in HIPAA and/or GLB, “PHI”), and except as necessary to complete the transactions contemplated by this Agreement or for internal management and compliance purposes, the Company has not and shall not use or further disclose PHI other than as permitted or required by HIPAA or as required by Law.

     4.11 Environmental Laws and Regulations. Except as set forth on Schedule 4.11:
          (a) To the knowledge of the Shareholders, there are no Hazardous Materials present on the Company’s owned, leased or used real estate or, to the knowledge of the Shareholders, any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, aboveground or underground storage tanks, landfills, land deposits, dumps, equipment or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of such owned, leased or used real estate or such adjoining property, or incorporated into any structure therein or thereon, except in material compliance with Environmental Laws. The Company has not permitted or conducted any Hazardous Activity except in material compliance with applicable Environmental Laws.
          (b) To the knowledge of the Shareholders, there has not been a release or threatened release of any Hazardous Materials at or from the Company’s owned, leased or used real estate (nor by any Person for whose conduct it is or may be held responsible), except in material compliance with applicable Environmental Laws.
          (c) To the knowledge of the Shareholders, there has been no release, or any threatened release, of any Hazardous Materials at or from any site or facility for which the Company is or may be liable under any applicable Environmental Laws.
     4.12 Permits. Schedule 4.12 contains a complete and accurate list of each material consent, approval, ratification, waiver or other authorization, license (including import and export licenses), registration or permit issued, granted, given or otherwise made available by or under the authority of any governmental authority or pursuant to any Law that is held by the Company or that otherwise relates to its business, assets or operations (collectively, the “Permits”). Each Permit is valid and in full force and effect. To the knowledge of the Shareholders, the Company is, and at all times has been, in material compliance with all of the terms and requirements of each Permit. To the knowledge of the Shareholders, the Permits listed in Schedule 4.12 collectively constitute all of the Permits necessary to permit the Company to lawfully conduct and operate its business and assets in the manner in which it currently conducts and operates its business and assets.
     4.13 Material Contracts. Schedule 4.13 lists all contracts and agreements (whether oral or written) to which the Company is a party or by which it is bound that are material to its business as currently conducted (collectively, the “Material Contracts”), including:
          (a) each agreement that involves performance of services or delivery of goods or materials by or to the Company of an amount or value in excess of $5,000;
          (b) each lease of personal property requiring payments (in the aggregate) in excess of $10,000 and each lease of real property;
          (c) each agreement with any labor union or other employee representative of a group of employees relating to wages, hours and other conditions of employment and each employment or consulting agreement;

          (d) each agreement (however named) involving a sharing of profits, losses, costs or liabilities by the Company with any other Person;
          (e) each agreement containing covenants that in any way purport to restrict the Company’s business activities or limit the freedom of the Company to engage in any line of business or to compete with any other Person;
          (f) each agreement providing for payments to or by any third parties based on sales, purchases or profits;
          (g) each power of attorney of the Company that is currently effective and outstanding;
          (h) each agreement that contains or provides for an express undertaking by the Company to indemnify or hold harmless a third party or to be responsible for consequential damages;
          (i) each agreement for capital expenditures in excess of $5,000;
          (j) each agreement not denominated in U.S. dollars;
          (k) each agreement relating to any of the Intellectual Property;
          (l) each agreement with Medicare, Medicaid, any similar governmental agency or entity, and any and all Payors; and
          (m) each agreement with any Affiliate of the Company;
          (n) each insurance policy insuring the Company and/or any of its assets, employees, agents or other representatives; and
          (o) each promissory note, loan agreement or other agreement creating, evidencing or relating to any Indebtedness.
Except as set forth in Schedule 4.13, with respect to each Material Contract, to the knowledge of the Shareholders (w) the agreement is legal, valid, binding, enforceable and in full force and effect, (x) subject to Section 6.5 and to compliance with the terms of the agreement, the agreement will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby, (y) the Company and each other party thereto is, and at all times has been, in material compliance with all applicable terms and requirements of such agreement, and (z) no party thereto has repudiated any material provision of the agreement. To the knowledge of the Shareholders and subject to Section 6.5, each Material Contract that is a Medicare or Medicaid provider/billing agreements is not subject to any revocation or termination action by any governmental agency or entity.

     4.14 Labor and Employment Matters. Schedule 4.14 contains a complete and accurate list of the following information for each employee of the Company, including each employee on leave of absence or layoff status: name; job title; date of commencement of employment or engagement; current compensation paid or payable and any change in compensation since December 31, 2006; sick and vacation leave that is accrued but unused; and service credited for purposes of vesting and eligibility to participate under any Benefit Plan. Except as set forth in Schedule 4.14 hereto, (a) the Company is not, and has never been, a party to any collective bargaining agreement or other labor contract; (b) there has not been, there is not presently pending or existing, and to the knowledge of the Shareholders there is not threatened, any strike, slowdown, picketing, work stoppage, lock out, or employee grievance process involving the Company; (c) to the knowledge of the Shareholders, no event has occurred or circumstance exists that could reasonably be expected to provide the basis for any work stoppage or other labor dispute involving the Company, (d) there is no pending or, to the knowledge of the Shareholders threatened, against or affecting the Company any charge or complaint filed with any governmental authority, (e) no application or petition for an election of or for certification of a collective bargaining agent is pending with respect to the Company, (f) there is no grievance or arbitration proceeding against the Company by any employee of the Company, and (g) there is no lockout of any employees by the Company. All current employees of the Company who provide services for the business of the Company maintain all necessary certifications, professional qualifications and experience for the their respective positions and job responsibilities. To the knowledge of the Shareholders, the Company’s current employees, officers and directors have not been charged with, convicted of or pled guilty to crimes of theft or dishonesty, financial misconduct, or offenses related to the delivery of health care; nor have any of the Company’s current officers, directors, or employees been excluded from participation in Medicare, Medicaid or any other state or federal government reimbursement program.
     4.15 Employee Benefits. Schedule 4.15 sets forth a true and correct listing of each profit sharing plan, bonus plan, incentive compensation plan, stock ownership plan, stock purchase plan, stock option plan, stock appreciation plan, employee benefit plan, employee benefit policy, retirement plan, fringe benefit program, employee insurance plan, severance plan, disability plan, health care plan, sick leave plan and death benefit plan of the Company or any other plan or program which provides retirement income, fringe benefits, welfare benefits, or other benefits to employees or former employees of the Company and each Pension Plan and Multiemployer Plan of the Company (collectively, the “Benefit Plans”). Except as set forth in Schedule 4.15 hereto, neither the Company, nor any ERISA Affiliate of the Company, has contributed to or accrued an obligation to contribute to a Pension Plan or a Multiemployer Plan. Neither the Company nor any ERISA Affiliate of the Company has incurred any withdrawal liability to any Multiemployer Plan. The Company and each ERISA Affiliate of the Company has complied in all material respects with their respective obligations under the minimum funding standards of ERISA and the Code with respect to each Pension Plan. To the knowledge of the Shareholders, each Benefit Plan designated in Schedule 4.15 hereto as being qualified under Section 401(a) of the Code is properly qualified and, except as set forth in Schedule 4.15 hereto, nothing has occurred in the operation of the plan or the adoption or amendment of the plan documents for which the plan could be disregarded.

     4.16 Intellectual Property. Schedule 4.16 lists all of the Company’s licensed (a) registered and unregistered copyrights in both published works and unpublished works (whether United States or foreign), (b) legal names, assumed fictional business names, trade names, registered and unregistered trademarks, service marks and applications (whether United States or foreign), and (c) patents, patent applications and inventions and discoveries that may or may not be patentable (whether United States or foreign) (collectively, the “Intellectual Property”). The Company owns no intellectual property. The Intellectual Property, collectively, constitutes all of the intellectual property necessary for the Company to operate its business as currently conducted or anticipated to be conducted. To the knowledge of the Shareholders and other than with respect to the use of the term “Community” in the name of another pharmacy, none of the Intellectual Property or any of the products manufactured or sold by the Company, nor any equipment, process or know-how used by the Company infringes, or to the knowledge of the Shareholders is alleged to infringe, any intellectual property right of any other Person.
     4.17 Affiliate Transactions. Neither the Company, any Shareholder, any former holder of any shares of the capital stock of the Company nor any of their Affiliates owns or has owned, of record or as a beneficial owner, an equity interest or any other financial or profits interest in any Person that has (a) had business dealings with the Company other than business dealings or transactions disclosed in Schedule 4.17, each of which has been conducted in the ordinary course of business at substantially prevailing market prices and on substantially prevailing market terms, or (b) engaged in competition with the Company.
     4.18 Broker’s Fees. Except as set forth in Schedule 4.18, neither the Company nor the Shareholders have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.
     4.19 Warranty. Schedule 4.19 hereto contains a correct and complete copy of the standard written warranty and return policy of the Company. Except as set forth on Schedule 4.19 hereto, the Company has not granted to any customer, whether in writing or otherwise, any other warranty for products sold by the Company. Except as set forth in Schedule 4.19 hereto, there have been no warranty or product liability claims asserted, or to the knowledge of the Shareholders threatened to be asserted, against the Company.
     4.20 [Intentionally Omitted]
     4.21 Customers; Suppliers.
          (a) Schedule 4.21(a) is a true and complete list of key customers of the Company which have purchased products having an aggregate purchase price of $20,000,000 or more from the Company within the last year (“Customers”). Except as set forth on Schedule 4.20(a), the Company has not received notice from any key Customer that it has or intends to cease doing business with the Company, and to the knowledge of the Shareholders and Management, none of the key Customers intends to cease doing business with the Company.
          (b) Schedule 4.21(b) is a true and complete list of each supplier which has provided goods or services having an aggregate cost of $25,000,000 or more to the Company within twelve months prior to the date of this Agreement (“Suppliers”) and none of the Suppliers has given notice that is has or intends to cease transaction business with the Company, and to the knowledge of the Shareholders and Management, none of the Suppliers intends to cease transacting business with the Company.
ARTICLE V
PURCHASER’S REPRESENTATIONS AND WARRANTIES
     Purchaser represents and warrants to the Shareholders as follows:
     5.1 Organization of Purchaser. Purchaser is a limited liability company duly organized and validly existing under the laws of the State of Indiana.
     5.2 Authorization. Purchaser has full legal power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of Purchaser.
     5.3 Validity; Binding Effect. This Agreement has been duly and validly executed and delivered by Purchaser. This Agreement constitutes a valid and legally binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.
     5.4 Noncontravention. The execution, delivery and performance of this Agreement by Purchaser, the consummation of the transactions contemplated hereby and the compliance with or fulfillment of the terms and provisions hereof or of any other agreement or instrument contemplated hereby, do not and shall not (a) conflict with or result in a breach of any of the provisions of the Articles of Organization or the Purchaser Operating Agreement, (b) contravene any Law or Order which affects or binds Purchaser or any of its properties, or (c) require Purchaser to obtain the approval, consent or authorization of, or to make any declaration, filing or registration with, any governmental authority or other third party which has not been obtained in writing prior to the date of this Agreement.
     5.5 Broker’s Fees. Purchaser has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.
     5.6 Financing. Purchaser has, directly or indirectly through binding commitments for financing or capital contributions, the financial capability to pay and deliver the immediately available funds required to be paid by Purchaser to the Shareholders and the Company on the Closing Date pursuant to Section 2.2.

ARTICLE VI
COVENANTS PENDING CLOSING
     The parties hereto agree as follows with respect to the period between the execution of this Agreement and the Closing:
     6.1 General. Each of the parties hereto shall use commercially reasonable efforts to, and shall take all action and to do all things necessary, proper, or advisable in order to, consummate and make effective the transactions contemplated by this Agreement.
     6.2 Notices and Consents. Each of the parties hereto shall give any notices to third parties, and will use commercially reasonable efforts, to (a) obtain any third party consents necessary to consummate the transactions contemplated by this Agreement, and (b) obtain any authorizations, consents, and approvals of all governmental authorities necessary to consummate the transactions contemplated by this Agreement.
     6.3 Due Diligence. The Shareholders and the Company have permitted Purchaser and its representatives to have access to all premises, properties, personnel, books, records, contracts, and documents of or pertaining to the Company. The Shareholders and the Company have made available to Purchaser such financial data, operating data, copies of all contracts or documents to which the Company is a party, and any other information as Purchaser requested (to the extent not precluded by any confidentiality agreement). Purchaser acknowledges that it has completed its due diligence review of the Company, and the Shareholders and the Company shall not be obligated to provide any further access to the premises, properties, personnel, books, records, contracts, documents or data of the Company, except that (a) in the event that there is a material change in any of the foregoing, then Company shall provide such documentation relating to such change as is reasonably requested by Purchaser and (b) the Shareholders and the Company shall provide reasonable access and shall cooperate with Purchaser in providing additional due diligence information as reasonably requested by Purchaser’s lender(s) in connection with financing for the transactions contemplated herein.
     6.4 The Company’s Operation of the Business Prior to Closing.
          (a) From the date hereof through the Closing Date, the Shareholders shall not permit the Company to and the Company shall not (unless otherwise agreed to in writing by Parent) engage in any transaction or take any action other than in the ordinary course of business consistent with past practice.
          (b) From the date hereof through the Closing Date, the Shareholders shall cause the Company to and the Company shall operate and maintain its assets and properties in substantially the same manner in which they have been operated and maintained before the date hereof and shall use commercially reasonable efforts to preserve the Company’s existing business organization and the relationships the Company currently maintains with its employees, customers and suppliers.

          (c) From the date hereof through the Closing Date, the Shareholders shall not permit the Company to, and the Company shall not, issue any additional securities or rights to acquire or redeem any equity securities of the Company, other than the New Stock.
          (d) From the date hereof through the Closing Date, the Company may pay or accrue bonuses, payables and other liabilities provided that sufficient Working Capital is available to meet the Base Working Capital requirements of Section 2.3.
     6.5 Governmental Permits and Approvals and Third-Party Consents. Notwithstanding any other provision of this Agreement, Purchaser shall be solely responsible for obtaining any consent, approval, license, waiver, authorization or other action and making any filing or giving any notice as may be required under any Material Contract or by any governmental authority in connection with the Permits including, without limitation, the California Board of Pharmacy, the Cities of San Diego and Chula Vista, or as required under Medicare Laws. Purchaser shall apply in writing, in all material respects, for all necessary operating licenses and permits required for the operation of the business of the Company, not otherwise in place and unaffected by the Stock sale transaction contemplated by this Agreement (such permits or licenses, the “Required Permits”), as soon as practical after the date hereof. The Company and Shareholders shall give all cooperation necessary for the timely completion of such application processes and for obtaining any necessary third-party consents or the giving of any required notices under the Material Contracts.
     6.6 Press Releases. The Company, the Shareholders and the Purchaser shall not issue any press releases or make any other public announcements or disclosures to the press or other media relating to this Agreement or the transactions contemplated hereby without the prior written consent of the other parties to this Agreement.
     6.7 Update to Schedules. The Shareholders shall promptly (a) supplement, amend and update any and all of the Schedules referred to in Article IV of this Agreement to reflect each and every change to each Schedule and every action, matter or event occurring or arising after the date of this Agreement and prior to the Closing Date which would make any of Shareholders’ representations and warranties and/or any such Schedule incomplete or inaccurate or which, if in existence or having occurred as of or prior to the date of this Agreement, would have been required to be set forth or described in any such Schedule (collectively, the “Updated Schedules and Materials”), and (b) disclose in writing to Purchaser each and every document, action, matter, event or other information which, if existing or known to the Shareholders or Management as of the date hereof, would have made any of the representations or warranties of the Shareholders contained herein inaccurate, untrue or misleading. No Updated Schedule or Material and no disclosure pursuant to this Section will be deemed to amend, modify or limit, or to provide any exceptions with respect to, any representation or warranty or any original Schedule. The Shareholders acknowledge that any delivery by them of Updated Schedules and Materials shall be subject to, and shall not affect, Purchaser’s rights under Section 7.1 hereof in the event that any Updated Schedules and Materials reveal any representation or warranty given as of the date hereof was or is no longer true.
     6.8 Certain Actions. The Company and Shareholders shall not take any action or fail to take any reasonable action, and shall not permit any of the Company’s directors, employees,

representatives or agents to take or fail to take, any action which will result in (a) a misrepresentation or a breach of any covenant or warranty of Shareholders in this Agreement, (b) Purchaser having the right to terminate this Agreement, or (c) the non-fulfillment of any condition to the obligation of Purchaser to consummate the transaction contemplated by this Agreement.
     6.9 No Solicitations. On and after the date of this Agreement and until the Closing Date or until this Agreement is terminated as provided in Section 10.1, the Company and the Shareholders shall not, and shall not authorize or permit any of the directors, officers, employees, attorneys, accountants, investment bankers, representatives or agents of the Company to, directly or indirectly initiate, solicit, encourage, engage or participate in inquiries, discussions or negotiations with, or provide any information to, any Person concerning any merger, consolidation, combination, affiliation, share exchange, tender offer, sale of substantial assets or securities or any other similar transaction relating to the Company (collectively, “Acquisition Transactions”). Shareholders shall promptly notify Purchaser in writing of (a) the existence and terms of any proposal or offer which either of them or the Company may receive with respect an Acquisition Transaction and (b) any request by or indication of interest on the part of any third party with respect to the initiation of any Acquisition Transaction or any discussions with respect thereto.
ARTICLE VII
CONDITIONS PRECEDENT
     7.1 The Purchaser’s Conditions Precedent. The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment at or prior to the Closing of each of the following conditions, except to the extent any such condition is waived in writing by Purchaser:
          (a) Performance by the Company and the Shareholders. The Company and the Shareholders shall have performed and complied, in all material respects, with all of the terms, provisions and conditions of this Agreement to be performed and complied with by the Company and/or the Shareholders at or prior to the Closing, and shall have performed and complied in all respects with the agreements and obligations set forth in Section 3.3.
          (b) Accuracy of Representations and Warranties. All of the representations and warranties made by the Shareholders in this Agreement shall be true, in all material respects, as of the date of this Agreement and as of the Closing Date as if made on the Closing Date (without giving effect to any qualification as to materiality and/or any Updated Schedules and Materials).
          (c) No Injunction. No injunction, restraining order, judgment, decree of any court or governmental authority shall be in effect and no litigation shall be pending against any of the parties to this Agreement seeking to restrain, prevent or adversely alter or collect damages arising out of the transactions contemplated hereby.

          (d) No Material Adverse Effect. Since the date of this Agreement, there shall not have been any Material Adverse Effect and (except as may otherwise be consented to in writing by Purchaser) the Shareholders shall have caused the Company to conduct business only in the ordinary course consistent with past practice from the date of this Agreement.
          (e) Required Permits. Purchaser shall have obtained all Required Permits.
     7.2 The Shareholders’ Conditions Precedent. The obligation of the Shareholders to consummate the transactions contemplated by this Agreement is subject to the fulfillment at or prior to the Closing of each of the following conditions, except to the extent any such condition is waived in writing by the Shareholders:
          (a) Performance by Purchaser. Purchaser shall have performed and complied, in all material respects, with all of the terms, provisions and conditions of this Agreement to be performed and complied with by Purchaser at or prior to the Closing, and shall have performed and complied in all respects with the agreements and obligations set forth in Section 3.2.
          (b) Accuracy of Representations and Warranties. All of the representations and warranties made by Purchaser in this Agreement shall be true, in all material respects, as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (without giving effect to any qualification as to materiality).
          (c) No Injunction. No injunction, restraining order, judgment, decree of any court or governmental authority shall be in effect and no litigation shall be pending against any of the parties to this Agreement seeking to restrain, prevent or adversely alter or collect damages arising out of the transactions contemplated hereby.
          (d) Required Permits. Purchaser shall have obtained all Required Permits.
          (e) Employee Bonuses. The Company shall have paid, or made arrangements to pay, the bonuses to the employees in the amounts set forth opposite such employee’s name on Exhibit G attached hereto.
ARTICLE VIII
INDEMNIFICATION
     8.1 Indemnification by the Shareholders. Subject to Section 8.3, the Shareholders, severally but not jointly, shall indemnify Purchaser and the Company from, against and in respect of any and all losses, liabilities, deficiencies, penalties, fines, costs, damages and expenses whatsoever (including, without limitation, reasonable professional fees and costs of investigation, litigation, settlement and judgment and interest) (collectively, “Losses”) that may be suffered or incurred by Purchaser and/or the Company from or by reason of (a) any inaccuracy or breach of a representation or warranty made by the Shareholders in this Agreement, the Schedules or any other certificate or document delivered by the Shareholders pursuant to this Agreement, (b) any breach of any covenant or agreement made by the Shareholders in this Agreement, the Schedules or any other certificate or document delivered by the Shareholders pursuant to this Agreement, (c) any Indebtedness of the Company required to be paid at or prior to the Closing which remains unsatisfied after the Closing, including, without limitation, any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with any Shareholder and/or the Company (or any Person acting on their behalf) in connection with the transactions contemplated hereby.
     8.2 Indemnification by Purchaser. Purchaser shall indemnify the Shareholders against any and all Losses that may be suffered or incurred by the Shareholders from or by reason of (a) any inaccuracy of a representation or warranty made by Purchaser in this Agreement, or any other certificate or document delivered by Purchaser pursuant to this Agreement, (b) any breach of any covenant or agreement made by Purchaser in this Agreement, or any other certificate or document delivered by Purchaser pursuant to this Agreement, and (c) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Purchaser (or any Person acting on its behalf) in connection with the transactions contemplated hereby.
     8.3 Limitations on Indemnity.
     (a) The Shareholders shall not have any liability or obligation to Purchaser or the Company whatsoever, and no claim shall be asserted against the Shareholders, for indemnification under Section 8.1(a) unless and until the aggregate amount of Losses incurred by Purchaser and/or the Company as a result thereof exceeds $100,000, and then only to the extent the aggregate amount of such Losses exceeds $100,000 and is less than Four Million Seven Hundred and Fifty Thousand Dollars ($4,750,000); provided, however, that the limitations set forth above in this Section 8.3(a) shall not apply to (i) any intentional breach of the Shareholders’ representations or warranties of which any Shareholder had knowledge at any time prior to or on the date hereof, or (ii) claims for indemnification resulting from the breach or inaccuracy of the representations and warranties set forth in Sections 4.5(a), 4.6(g) and 4.8. In addition and for the avoidance of doubt, the limitations set forth above in this Section 8.3(a) shall not apply to claims for indemnification arising under Sections 8.1(b) and/or 8.1(c).
          (b) All representations and warranties in this Agreement, the Schedules and the certificates and other documents delivered pursuant hereto shall survive the Closing and be enforceable against the party making the same for a period of one (1) year from the Closing Date at which time they shall expire and be of no further force or effect; provided, however, that (i) the representations and warranties set forth in Section 4.5(a) shall survive for a period of two (2) years, (ii) the representations and warranties set forth in Section 4.10 shall survive for a period of eighteen (18) months, and (iii) the representations and warranties set forth in Section 4.8 shall survive for the period of the statute of limitations applicable to such representations and warranties. Any claim for indemnification with respect to any such matter which is not asserted by a notice given as herein provided within such period of survival may not be pursued and shall be thereafter forever barred. Indemnification pursuant to this Article 8 shall be the sole remedy of Shareholders and Purchaser for a breach of a representation or warranty made pursuant to this Agreement; other than fraudulent breaches of representations or warranties for which common law remedies are available.

     8.4 Third-Party Claims.
          (a) Promptly after receipt by a party hereto entitled to indemnity under Section 8.1 or Section 8.2 (an “Indemnified Person”) of notice of the assertion of a claim for which such party hereto is entitled to indemnity hereunder against it by a third party (a “Third-Party Claim”), such Indemnified Person shall give notice to the party hereto obligated to indemnify under such Section (an “Indemnifying Person”) of the assertion of such Third-Party Claim, provided that the failure to notify the Indemnifying Person will not relieve the Indemnifying Person of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of such Third-Party Claim is prejudiced by the Indemnified Person’s failure to give such notice.
          (b) If an Indemnified Person gives notice to the Indemnifying Person pursuant to Section 8.4(a) of the assertion of a Third-Party Claim, the Indemnifying Person shall be entitled to participate in the defense of such Third-Party Claim and, to the extent that it wishes, to assume the defense of such Third-Party Claim with counsel satisfactory to the Indemnified Person. After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this Article VIII for any fees or costs of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Third-Party Claim. If the Indemnifying Person assumes the defense of a Third-Party Claim, (i) such assumption will establish for purposes of this Agreement that the claims made in that Third-Party Claim are within the scope of and subject to indemnification, and (ii) no compromise or settlement of such Third-Party Claims may be effected by the Indemnifying Person without the Indemnified Person’s consent unless (A) there is no finding or admission of any violation of Law or any violation of the rights of any party; and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person. If notice is given to an Indemnifying Person of the assertion of any Third-Party Claim and the Indemnifying Person does not, within ten (10) days after the Indemnified Person’s notice is given, give notice to the Indemnified Person of assumption of the defense of such claim as set forth above, the Indemnifying Person will be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the Indemnified Person, and shall be liable to the Indemnified Person for any costs and expenses incurred in the defense of such claim.
ARTICLE IX
ADDITIONAL COVENANTS
     9.1 General. If any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties hereto will take such further action (including, without limitation, the execution and delivery of such further instruments and documents) as any other party reasonably may request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Article VIII above).

ARTICLE X
TERMINATION
     10.1 Termination Events. This Agreement may be terminated:
          (a) by Purchaser, on the one hand, or the Shareholders (acting jointly), on the other hand, if a material breach of any provision (including representations and warranties) of this Agreement has been committed by the other party and such breach has not been waived in writing or, if capable of being cured, not cured before the earlier of (i) ten (10) days after such breach, or (ii) the Termination Date;
          (b) (i) by Purchaser if any of the conditions precedent set forth in Section 7.1 have not been satisfied as of the Termination Date or if satisfaction of such a condition becomes impossible (other than through failure of Purchaser to comply with its obligations under this Agreement) and Purchaser has not waived such condition in writing on or before the Termination Date, or (ii) by the Shareholders (acting jointly) if any of the conditions precedent set forth in Section 7.2 have not been satisfied as of the Termination Date or if satisfaction of such a condition becomes impossible (other than through failure of the Company and/or the Shareholders to comply with their obligations under this Agreement) and the Shareholders (acting jointly) has not waived such condition in writing on or before the Termination Date; or
          (c) by mutual written agreement of Purchaser and the Shareholders (acting jointly).
     10.2 Effect of Termination. If this Agreement is terminated under Section 10.1 above, no party hereto shall have any further obligation under this Agreement.
     10.3 Termination Fee.
          (a) If all of the conditions of Section 7.1 are met on or before the Termination Date, and Purchaser fails or refuses to close for any reason the transaction contemplated by this Agreement on or before the Termination Date, the Shareholders shall be entitled to retain the entire Deposit Amount as liquidated damages. The parties hereto expressly agree and acknowledge that Shareholder’s actual damages in the event of a default by Purchaser would be extremely difficult or impracticable to ascertain and that the Deposit Amount plus any interest accrued thereon represents the parties’ reasonable estimate of such damages. The payment of such amount as liquidated damages is not intended as a forfeiture or penalty within the meaning of California Civil Code Sections 3275 or 3369, but is intended to constitute liquidated damages to the Shareholders pursuant to California Civil Code Section 1671.
          (b) If all of the conditions of Section 7.2 are met on or before the Termination Date, and the Company and the Shareholders fail or refuse to close for any reason the transaction contemplated by this Agreement on or before the Termination Date, the entire Deposit Amount shall be paid back to Purchaser, and Purchaser shall, at its option, be entitled to payment by the Shareholders and the Company of $300,000 as liquidated damages (in addition to any portion of the Deposit Amount retained by the Company) within ten (10) business days after termination of this Agreement. The parties hereto expressly agree and acknowledge that Purchaser’s actual damages in the event of a default by Company or the Shareholders would be extremely difficult or impracticable to ascertain and that $300,000 plus any interest accrued thereon represents the parties’ reasonable estimate of such damages. The payment of such amount as liquidated damages is not intended as a forfeiture or penalty within the meaning of California Civil Code Sections 3275 or 3369, but is intended to constitute liquidated damages to the Purchaser pursuant to California Civil Code Section 1671.
          (c) In the event Purchaser fails to close the transaction contemplated by this Agreement on or before the Termination Date because of a failure to satisfy the condition set forth in Section 7.1(a), and such failure is due to a breach by the Company or the Shareholders of this Agreement, or Purchaser terminates this Agreement pursuant to Section 10.1(a) above for breach by the Shareholders or the Company, the entire Deposit Amount shall be paid back to Purchaser.
          (d) If the Purchaser terminates this Agreement pursuant to Section 10.1(b)(i) above for a failure of satisfaction of the condition set forth in Section 7.1(e), or the Company or the Shareholders terminate this Agreement pursuant to Section 10.1(b)(ii) above for failure of satisfaction of the condition set forth in Section 7.2(d), the Shareholders shall be entitled to retain the entire Deposit Amount as liquidated damages.
ARTICLE XI
MISCELLANEOUS
     11.1 Assignment. No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other party hereto, except that Purchaser may, without the prior written consent of the Company or the Shareholders (a) collaterally assign its rights hereunder to any financial institution or other lender in connection with the financing of the transactions contemplated hereby, (b) assign its rights and/or obligations hereunder (in whole or in part) to one or more subsidiaries or other Affiliated entities, and/or (c) after the Closing, assign to any person or entity who acquires the Company or its business (regardless of the form of such acquisition) any of its rights under this Agreement.
     11.2 Notices. All notices, requests, consents and other communications hereunder (each, a “Notice”) shall be in writing and shall be deemed to have been given (a) if mailed, two (2) business days after such Notice is sent, when sent via first class United States registered mail, return receipt requested, postage prepaid to the address listed below for the party to whom the Notice is being sent (the “Notice Party”), (b) if hand delivered or delivered by courier, upon actual delivery of such Notice to the Notice Party at the address listed below for such Notice Party, or (c) if sent by facsimile, on the first business day after the date of the sender’s receipt of a confirmed transmission of such Notice to the Notice Party at the facsimile number, if any, listed below for such Notice Party provided the party giving such Notice mails a copy of such Notice within two (2) business days after the transmission of such Notice by facsimile to the Notice Party. The addresses and facsimile numbers for each party to this Agreement, as of the date hereof, are:

If to Purchaser (or the	Universal HealthCare Company LLC
Company, after Closing):	10689 N. Pennsylvania St.
Indianapolis, IN 46280
Facsimile No.: 317-574-6227
Attention: Ronald D. Hunter

with a copy to:

Sommer Barnard
One Indiana Square, Suite 3500
Indianapolis, IN 46204
Facsimile No.: 317-713-3699
Attention: Robert J. Hicks

If to the Shareholders or	Jon R. Kurtin
the Company (prior to	12672 Caminito Radiante
Closing:	San Diego, CA 92130
Facsimile No.: 858-793-7977

with a copy to:

Robert W. Blanchard
Blanchard, Krasner & French, P.C.
800 Silverado Street, Second Floor
La Jolla, Ca. 92037
Facsimile No: 858 551-2434
Either party may change its address or facsimile number by providing written notice, in accordance with the foregoing provisions of this Section 11.2, to the other party of such change.
     11.3 Expenses; Attorneys’ Fees.
          (a) Each party hereto will pay all costs, fees and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements contained herein on its part to be performed, including the fees, expenses and disbursements of its respective counsel and accountants.
          (b) In any litigation between the parties regarding this Agreement, the losing party shall pay to the prevailing party all reasonable expenses and court costs, including, without limitation, reasonable attorneys’ fees and costs, incurred by the prevailing party. A party shall be considered the prevailing party if (i) it initiated the litigation and obtains substantially all of the relief or remedy it sought, either through a judgment or the losing party’s voluntary action, (ii) the other party withdraws its action without substantially obtaining the relief or remedy it sought, or (iii) it did not initiate the litigation and judgment is entered for either party, but without substantially granting the relief or remedy sought by the initiating party.

     11.4 Governing Law; Forum.
          (a) This Agreement shall be governed by and construed in accordance with the Laws of the State of California, without regard to such jurisdiction’s conflict of laws principles.
          (b) Except as otherwise set forth in this Agreement, any controversy, claim or dispute arising out of or relating to this Agreement or the breach, termination, enforceability or validity of this Agreement, shall be determined exclusively by binding arbitration (i) in the City of Indianapolis, Indiana if brought by the Company (prior to Closing) or the Shareholders (or either of them), and (ii) in the City of San Diego, California if brought by the Company (after the Closing) or Purchaser. The arbitration shall be governed by the rules and procedures of the American Arbitration Association (the “AAA”) under its Commercial Arbitration Rules. No provision of, nor the exercise of any rights under, this Section 11.4 shall limit the right of any party to request and obtain from a court of competent jurisdiction before, during or after the pendency of any arbitration, provisional or ancillary remedies and relief including injunctive or mandatory relief or the appointment of a receiver. The institution and maintenance of an action or judicial proceeding for, or pursuit of, provisional or ancillary remedies shall not constitute a waiver of the right of any party, even if it is the plaintiff, to submit the dispute to arbitration if such party would otherwise have such right. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction.
     11.5 Partial Invalidity. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein.
     11.6 Execution in Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which shall be considered an original counterpart, and all of which shall be considered to be but one agreement and shall become a binding agreement when each party shall have executed one counterpart and delivered it to the other party hereto. A signature affixed to a counterpart of this Agreement and delivered by facsimile by any Person is intended to be its, his or her signature and shall be valid, binding and enforceable against the party on whose behalf it has been affixed.
     11.7 Entire Agreement; Amendments and Waivers. This Agreement contains the entire understanding of the parties hereto with regard to the subject matter contained in this Agreement and supersedes all prior agreements or understandings of the parties (including, without limitation, the Letter of Interest, dated October 19, 2005). The parties, only by mutual agreement in writing, may amend, modify or supplement this Agreement. The failure of any party to this Agreement to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach. Time shall be of the essence in the payment and performance by each party of all of its obligations under this Agreement.
     11.8 No Third Party Beneficiary. This Agreement is intended and agreed to be solely for the benefit of the parties hereto, and no third party shall accrue any benefit, claim or right of any kind whatsoever pursuant to, under, by or through this Agreement.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first written above.

Universal HealthCare Company LLC		In-House Pharmacies, Inc.

By:		By:

	Ronald D. Hunter, its	Printed:

Title:

Jon R. Kurtin

Ralph M. Defay
S-1

EXHIBIT G
Employee Cash Bonuses

Employee Name:	Bonus:
David W. Schneider	$328,000.00
Philip Curtis	$328,000.00
Michelle Darnelle	$328,000.00
Steve W. Kelso	$164,000.00
Naomi T. Peters	$16,400.00
Kathleen Pitcher	$8,200.00
Provided that the following employees are employed by the Company or Purchaser on May 16, 2009, they shall be entitled to the following additional retention bonus:

Employee Name:	Retention Bonus:
David W. Schneider	$328,000.00
Philip Curtis	$328,000.00
Michelle Darnelle	$328,000.00
Steve W. Kelso	$164,000.00
Naomi T. Peters	$16,400.00
Kathleen Pitcher	$8,200.00
In the event any of the above employees voluntarily terminates his or her employment or the Company terminates his or employment “for cause” (as defined in the employee’s Retention Bonus Letter attached hereto as Exhibit G-1) prior to May 16, 2009, and the retention bonus is not paid to such employee, the amount not paid to the terminated employee shall be paid to the above employees remaining employed by Purchaser or the Company on May 16, 2009, pro rata, based upon the amounts of their respective retention bonuses set forth above. If none of the employees listed above is eligible to receive a bonus on May 16, 2009, then all of the retention bonuses shall be paid to the Shareholders (50% to Mr. Kurtin and 50% to Mr. Defay).